Exhibit 10.3

GLOBALSTAR, INC.

2012 KEY EMPLOYEE CASH BONUS PLAN

Section 1. Purposes of the Plan

The purposes of this Key Employee Bonus Plan (“Plan”) of Globalstar, Inc. (“Company”) are:

•	to reward designated key employees’ successful efforts to exceed the Company’s 2012 financial performance goals,

•	to align these employees’ financial interests with those of the Company’s stockholders, and

•	to provide these employees with a competitive, success-based bonus package.

Section 2. Bonus Pool; Amounts Payable

(a) The pool available for bonus distribution shall be determined based on the Company’s Adjusted EBITDA performance in excess of budget during calendar year 2012 (“Plan Year”). The aggregate amount to be distributed under the Plan shall be 25% of the Company’s Adjusted EBITDA in excess of the $9,000,000 forecasted in the Company’s 2012 budget, as approved by the Board of Directors on March 6, 2012. For Plan purposes, Adjusted EBITDA means EBITDA adjusted on a basis consistent with adjusted EBITDA previously reported by the Company, with further adjustments, if necessary, for Thales arbitration net costs or benefits, spectrum sale or lease proceeds, asset write-offs and other similar items impacting EBITDA during the Plan Year as determined at the sole discretion of the Compensation Committee of the Board of Directors (“Committee”).

(b) The portion of the pool payable to each participant shall be as recommended by the Chief Executive Officer and approved by the Compensation Committee, acting in its sole discretion.

Section 3. Participants; Eligibility; Payment

(a) The Compensation Committee (the Chairman of the Board of Directors and CEO being also Chairman of the Committee) shall designate the participants in the Plan promptly after approval of the Plan by the Board, and will report the roster of participants to the Board. The Plan, and participation of initially-designated key employees, shall be effective retroactive to January 1, 2012. The CEO, with approval of the Committee, may also designate additional key employee participants from time to time with participation to be effective from date of designation.

(b) In order to be eligible to receive this bonus, a participant must be employed by the Company or any of its subsidiaries throughout the Plan Year and until the first business day that is 15 days after the Company files its annual report on Form 10-K for the Plan Year (such day the “Payment Date”). Failure of a participant to remain employed through the Payment Date for any reason whatsoever will terminate all entitlements under the Plan; provided, however, that the Committee may, but shall not be required to, on a case-by-case basis, approve payments under the Plan of a prorated bonus for employees who, during the Plan Year, are hired as, or who replace, designated participants. The Committee may also, but shall not be required to, make case-by-case exceptions to termination of Plan participation resulting from termination of service, either during the Plan Year or before the Payment Date, because of death, disability, or retirement of a participant.

(c) The Company shall make payments on the Payment Date. All payments shall be made in cash or in common stock of the Company as determined by the Committee. If payments are made in stock, the shares shall be distributed accordance with the stock distribution provisions of Company’s Amended and Restated 2006 Equity Incentive Plan and shall be fully vested, registered and marketable at the time distributed.

Section 4. Committee

(a) This Plan shall be administered by the Committee, which shall have full authority and discretion to interpret the Plan, to establish, amend and rescind rules relating to the Plan that are not inconsistent with this document, and to make all other determinations that may be necessary or advisable for the Plan’s administration.

(b) Any interpretation of the Plan by the Committee and any decision by it relating to the Plan shall be final and binding on all persons.

Section 5. Liability for Repayment

In the event that, after the Payment Date, but before April 10, 2014, discovered fraud or misrepresentation (as determined by the Committee) should result in a need for the Company to restate its 2012 annual financial statements in a manner that reduces the adjusted EBITDA figure that was used to determine the amount available for distribution under the Plan, then participants who have received distributions under the Plan in excess of the amounts they would have been entitled to receive, but for the fraud or misrepresentation, shall be liable to repay such excess to the Company, without interest, on demand.

Section 6. Plan Not Exclusive

This Plan shall not be construed as limiting the ability or discretion of the Committee to award additional compensation, including without limitation other bonuses, separate and apart from this Plan, to individual participants based upon subjective or other criteria.

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